EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-147916 and 333-149077) of Entropic Communications, Inc. of our report dated December 14, 2007, with respect to the financial statements of Vativ Technologies, Inc. included in the Current Report (Form 8-K/A) of Entropic Communications, Inc. dated on or about June 16, 2008.

/s/ Ernst & Young LLP

San Diego, California

June 13, 2008